Exhibit 10.1
October 16, 2022

Tiffany Walden

Dear Tiffany:

The purpose of this letter agreement (this “Agreement”) is to confirm (i) the terms of the remainder of your employment with Olaplex, Inc. (the “Company”), (ii) the terms of your engagement to provide consulting services to the Company, and (iii) the rights and obligation of the parties in connection with your separation from the Company, as follows:

1.Transition Period, Termination Date and Resignations.

a.Effective as of October 18, 2022 (the “Transition Date”) and continuing through the date on which your employment terminates (the “Termination Date”), you will continue to be employed by the Company on a full-time basis. Provided that you comply in full with your obligations hereunder, it is expected that the Termination Date will be on December 31, 2022. The period beginning on the Transition Date and concluding on the Termination Date is hereinafter referred to as the “Transition Period”.
b.During the Transition Period, you will continue to receive your base salary, payable at the rate in effect as of the date hereof, and to participate in all employee benefit plans of the Company in accordance with the terms of those plans. During the Transition Period you will serve as a senior advisor, and as such will be reasonably available to (i) aid in the transition of your duties and responsibilities as Chief Operating Officer to such individuals as designated by the Chief Executive Officer, (ii) provide strategic advice to the Chief Executive Officer, the Senior Vice President of Professional Sales, and such other employees as may be designated by the Chief Executive Officer regarding the professional sales channel, (iii) assist in transitioning and otherwise supporting any other business strategies, initiatives, relationships and/or personnel within other Company departments, as determined by the Chief Executive Officer, and (iv) perform such other duties as may be reasonably assigned to you from time to time by the Company’s Chief Executive Officer. Provided, however, that you shall not be required to (x) attend weekly standing calls with the Company’s Executive Leadership Team, the Board, or Advent International Corporation; and (y) travel to customer meetings. You will continue to devote your best professional efforts to the Company and to abide by all Company policies and procedures as in effect from time to time. You will not incur any business expenses during the Transition Period without the advance approval of the Chief Executive Officer or her designee.
c.If the Company terminates your employment for Cause (as defined in the Termination Protection Agreement by and between you and the Company dated as of January 8, 2020 (the “Termination Protection Agreement”)) or if you resign for any reason prior to December 31, 2022, you will not be eligible to receive the payments and benefits described in Section 4 hereof.
d.You hereby resign, effective as of the Transition Date, from all of your positions at the Company and its Affiliates (including without limitation your position as Chief Operating Officer and as a member of the Board of Directors (the “Board”) of Olaplex Holdings, Inc. (the successor to Penelope Holdings Corp.) (“Holdings”) and any officer, director, manager, trustee or other position with any subsidiary or other Affiliate of the Company), without any further action required therefor (collectively, the “Resignations”), provided that you will remain an employee of the Company through the Termination Date, in the capacity set forth in Section 1(b) above. The Company, on its own behalf and on behalf of its subsidiaries and Affiliates, hereby accepts the Resignations as of the Transition Date, and you agree to execute such additional documentation as the Company may request to effectuate the foregoing. You also agree, effective as of the Transition Date, to resign from your position as a member of the Board of Directors of Ginkgo Bioworks Holdings, Inc.

Exhibit 10.1
2.Final Salary. You will receive, on the Termination Date, pay for all work you performed for the Company through the Termination Date, to the extent not previously paid. You will receive the payment described in this Section 2 regardless of whether or not you sign this Agreement.

3.Consulting Period.

a.Effective January 1, 2023 (the “Commencement Date”), provided your employment has not earlier been terminated by the Company for Cause or due to your resignation for any reason, you will serve as an outside senior advisor to the Company and provide certain consulting services to the Company as may be reasonably requested by the Company from time to time, including, without limitation, providing information, advice and other consulting services upon the request of the Chief Executive Officer, the Lead Director of the Board and/or the Chair of the Board and cooperating with the Company and its Affiliates in accordance with Section 9 below (including, for the avoidance of doubt, with respect to the Colombia litigation asserted by the Company’s former distributor, Alter Ego (the “Colombia Litigation”)) (the “Consulting Services”). You agree to devote as much business time as is reasonably necessary to properly perform the Consulting Services. The Company’s obligation to enter into this consulting arrangement and pay you the Transition Payment, FY 2022 Bonus, Cash Severance Payments and Consulting Fees set forth below is conditioned on your timely executing and not revoking the Release and complying at all times with this Agreement and your Continuing Obligations (as defined below). The term of your consulting engagement hereunder (the “Consulting Period”) will continue until December 31, 2027 or through such earlier date of termination as permitted pursuant to this Section 3(a). The Company may terminate the Consulting Period and your engagement hereunder at any time upon notice to you (i) in the event of your breach of Section 7 of this Agreement or your Continuing Obligations or (ii) for Cause (as defined in your Termination Protection Agreement). You may terminate the Consulting Period and your engagement hereunder upon 60 days’ advance written notice to the Company. The final day of the Consulting Period, howsoever occurring, is the “Consulting Termination Date”. In the event you terminate the Consulting Period prior to January 1, 2027, you will be required to return to the Company the Transition Payment, the FY 2022 Bonus, and all Cash Severance Payments and Consulting Fees paid to you through the Consulting Termination Date, and the Company shall have no further obligation to you with respect to any of the foregoing. Upon the Company’s termination of the Consulting Period as set forth above or your termination of the Consulting Period on or after January 1, 2027, the Company shall have no further obligation to you with respect to the Consulting Services, other than for payment of the Consulting Fees through the Consulting Termination Date in accordance with Section 4(d) below and solely to the extent not already paid.
b.You and the Company expressly agree that, in providing the Consulting Services to the Company under this Agreement, you will (i) be an independent contractor and will not be an employee or agent of the Company or any of its Affiliates, (ii) be permitted to perform the Consulting Services remotely from home or any location, (iii) be able to set your own hours of work, (iv) be permitted to perform and provide services to others during the Consulting Period, and (v) not be required to work full-time or maintain normal office hours, in each case subject to the reasonable business needs of the Company and your compliance with Section 7 of this Agreement and your continued compliance with your Continuing Obligations. You agree that you will have no right to make any commitments on behalf of the Company or any of its Affiliates without the express written consent of an authorized officer of the Company. You further agree that you will provide the Consulting Services independently and will not receive training or direction from the Company or any of its Affiliates, other than as to the goals to be achieved through the provision of such services; provided, however, that you agree to abide by all Company policies and procedures as in effect from time to time for Company service providers. As an independent contractor, (i) you will be solely responsible for obtaining any required insurance and for the withholding and payment of all federal, state and local income taxes, Social Security and Medicare taxes, and any and all other legally required payments on the Consulting Fees and (ii) you will not be eligible to participate in or receive benefits under any of the employee benefit plans, programs and arrangements maintained by the Company or any of its Affiliates, other than pursuant to COBRA (as defined below).
4.Transition Benefits and Consulting Fees. In consideration of your acceptance of this Agreement and subject to your meeting in full your Continuing Obligations and your obligations hereunder, including your obligation to execute a post-employment general release and waiver of claims in the form attached hereto as Exhibit A (the

Exhibit 10.1
“Release”), and in full consideration of any rights you have under the Termination Protection Agreement, the Company will provide you with the following payments and benefits:

a.The Company will pay you a cash transition payment in the amount of $1,000,000, less applicable taxes and withholding, on December 31, 2022 (the “Transition Payment”); provided, that, in the event that you do not satisfy your obligation to timely execute the Release, you must repay the Company Transition Payment within 30 days of the Termination Date.
b.You will remain eligible to earn your fiscal year 2022 annual bonus (the “FY 2022 Bonus”), as if you had remained employed through the date of payment. The Company will pay you the FY 2022 Bonus, if any, less applicable taxes and withholding, on the same date and on the same basis that the Company pays fiscal year 2022 annual bonuses to executives generally, with the amount of such bonus to be based on the Company’s actual achievement of its fiscal year 2022 performance goals, as determined by the Board (or the Compensation Committee of the Board) in its sole discretion. Your individual performance goals will be deemed to have been satisfied at 100% for purposes of the FY 2022 Bonus.
c.If you are enrolled in the Company’s group medical, dental and/or vision plans on the Termination Date, and you elect to continue your participation and that of your eligible dependents in those plans for a period of time pursuant to the federal law known as “COBRA” or similar applicable state law (together, “COBRA”), the Company will contribute to the premium costs of your COBRA continuation coverage at the same rate that it contributes from time to time to group medical, dental and/or vision insurance premiums (as applicable) for its active employees until the earlier of (a) the date that is eighteen (18) months following the Termination Date and (b) the date that you cease to be eligible for coverage under COBRA or Company plans. Notwithstanding the foregoing, in the event that the Company’s payment of the COBRA premium contributions, as described in this Section, would subject the Company to any tax or penalty under Section 105(h) of the Internal Revenue Code of 1986, as amended, the Patient Protection and Affordable Care Act, as amended, any regulations or guidance issued thereunder, or any other applicable law, in each case, as determined by the Company, then you and the Company agree to work together in good faith to restructure such benefit.
d.During the Consulting Period, the Company will pay you (i) severance at an annualized rate of $650,000, less applicable taxes and withholding, for the first twenty-four (24) months that the Consulting Period remains in effect (the “Cash Severance Payments”), and (ii) consulting fees at an annualized rate of $325,000 for the remaining thirty-six (36) months that the Consulting Period remains in effect, as applicable (the “Consulting Fees”). The Cash Severance Payments and the Consulting Fees will be paid on a monthly basis, with the first such payment commencing on the date that is at least five (5) business days following the later of the effective date of the Release or the date such Release is actually received by the Company. The first payment will be retroactive to the Commencement Date.
e.The parties acknowledge and agree, that as of the Termination Date (assuming it occurs on December 31, 2022), you will hold 3,912,461 vested options (less any options you exercise, pursuant to the preclearance procedures set forth in the Company’s Insider Trading Policy, between the date hereof and the Termination Date) (your “Vested Options”) and 5,738,632 unvested options (your “Unvested Options” and, together with your Vested Options, your “Options”) to purchase shares of common stock of Holdings granted to you under the Penelope Holdings Corp. 2020 Equity Incentive Plan (as assumed by Holdings in connection with the IPO, the “Plan”) on May 2, 2020 pursuant to the Nonqualified Stock Option Award Agreement (the “Award Agreement”) between you and Holdings. You and the Company agree to amend and restate the Award Agreement in the form appended hereto as Exhibit B (the “Amended and Restated Award Agreement”) to provide that 3,465,207 of your Unvested Options (the “Post-Separation Options”) will remain outstanding and eligible to vest in accordance with the vesting schedule set forth therein, subject to your continued compliance with the restrictive covenants set forth in the Amended and Restated Award Agreement. In the event you breach any such restrictive covenants in the Amended and Restated Award Agreement, (i) you will immediately and automatically forfeit for no consideration your Unvested Options including any that vest after the date hereof and any shares of common stock of Holdings received upon the exercise of any of the Unvested Options that vest after the date hereof and (ii) the Company will have the right to claw back any proceeds received upon the sale of any such shares of common stock of Holdings received upon the exercise of any of the Unvested Options that vest after the date hereof.

Exhibit 10.1
5.Acknowledgement of Full Payment and Withholding.

a.You acknowledge and agree that the payments provided under Section 2 of this Agreement are in complete satisfaction of any and all compensation or benefits due to you from the Company or any of its Affiliates, whether for services provided to the Company or any of its Affiliates, under the Termination Protection Agreement or otherwise, through the Termination Date and that, except as expressly provided under this Agreement, no further compensation or benefits are owed or will be provided to you.

a.Except as provided in Section 3(b), all payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law and all other lawful deductions authorized by you.

6.Status of Employee Benefits, Paid Time Off, Expenses and Equity.

a.Except for any right you may have to continue your participation and that of your eligible dependents in the Company’s group health plans under COBRA, your participation in all employee benefit plans of the Company will end as of the Termination Date, in accordance with the terms of those plans. You will not continue to be eligible for paid time off or other similar benefits after the Termination Date. You will receive information about your COBRA continuation rights under separate cover.

a.Within two (2) weeks following the Termination Date, you must submit your final expense reimbursement statement reflecting all business expenses you incurred through the Termination Date, if any, for which you seek reimbursement, and, in accordance with Company policy, reasonable substantiation and documentation for the same. The Company will reimburse you for your authorized and documented expenses within thirty (30) days of receiving such statement pursuant to its regular business practice.

a.You acknowledge and agree that (i) all vesting of your Options will cease as of the Termination Date, except as expressly set forth in the Amended and Restated Award Agreement, and (ii) your rights and obligations with respect to your Options shall continue to be governed by the terms of the Plan and the Amended and Restated Award Agreement.

7.Continuing Obligations, Non-Competition and Non-Solicitation, Confidentiality and Non-Disparagement.

a.Subject to Section 10(b) of this Agreement, you acknowledge that you continue to be bound by your obligations under the Termination Protection Agreement, the Employee Agreement dated as of January 8, 2020, and the Restrictive Covenants Agreement (the “RCA”) by and among you, the Company and Holdings made and effective as of May 2, 2020 that, in each case, survive the termination of your employment (including, without limitation, Sections 2(a)-(d) of the Termination Protection Agreement, Sections 1 and 2 of the Employee Agreement, and Sections 1, 2 and 3 of the RCA) (collectively, the “Continuing Obligations”).
b.In exchange for the payments and benefits provided to you under this Agreement, to which you acknowledge that you would not otherwise be entitled, you also agree as follows:
i.For the duration of the Transition Period and the Consulting Period and continuing until the earlier of (i) two (2) years following the Consulting Termination Date and (ii) December 31, 2027 (in the aggregate, the “Restricted Period”), you shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, in any capacity similar or related to the capacity in which you have been employed or engaged by the Company or any of its Affiliates (or any of their respective predecessors), (A) engage in all or any portion of the Business in any geographic area in which the Company or any of its Affiliates conducts the Business or is

Exhibit 10.1
actively planning to conduct the Business during the Transition Period or Consulting Period or, with respect to the portion of the Restricted Period following the Consulting Termination Date, as of the Consulting Termination Date (the “Restricted Area”) or undertake any planning to conduct any Business competitive with the Company or any of its Affiliates in the Restricted Area, or (B) provide services to a distributor or channel partner of the Company or any of its Affiliates. For purposes of this Agreement, the “Business” means the manufacture, production, development, sale, marketing and/or distribution, by any means and through any channel, of liquid or chemical hair care or scalp care products. For the avoidance of doubt, “Business” shall not include the manufacture, production, development, sale, marketing and/or distribution of electronic products, synthetic/human hair extensions, or skin care products (other than scalp care products), and shall not include any business for which hair care and scalp care collectively represent less than 3% of the business’s gross sales and less than $2,500,000 in sales annually and which has no intent to increase its hair care and scalp care sales above these thresholds. For purposes of this Agreement, “Affiliates” means all Persons directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.
ii.During the Restricted Period, you will not, directly or indirectly, (i) solicit or encourage any customer (other than a retail consumer who is a natural person), vendor, supplier, distributor, channel partner, manufacturer or other business partner (collectively “Business Partners” and each, a “Business Partner”) of the Company or any of its Affiliates to terminate or diminish its relationship with them; or (ii) seek to persuade any such Business Partner, or any prospective Business Partner of the Company or any of its Affiliates, to conduct with anyone else any business or activity which such Business Partner or such prospective Business Partner conducts or could conduct with the Company or any of its Affiliates; provided, however, that, with respect to subsection (ii), these restrictions shall apply (y) only with respect to those Persons who are or have been a Business Partner of the Company or any of its Affiliates at any time within the two (2)-year period immediately preceding the activity restricted by this Section 7(b)(2)(ii) or whose business has been solicited on behalf of the Company or any of the Affiliates by any of their officers, employees or agents within such two (2)-year period, other than by form letter, blanket mailing or published advertisement, and (z) only if you have performed work for such Person during your employment or engagement with the Company or any of its Affiliates or been introduced to, or otherwise had contact with, such Person as a result of your employment, engagement or other associations with the Company or any of its Affiliates or have had access to Confidential Information which would assist in your solicitation of such Person; and provided further that the restrictions contemplated by this Section 7(b)(2) applicable to Business Partners and prospective Business Partners of the Company or any of its Affiliates shall not apply where (A) you did not solicit the Business Partner and (B) any such Business Partner or prospective Business Partner voluntarily chooses to leave its engagement (or abandon its prospective engagement) with the Company or any of its Affiliates, so long as you are otherwise in compliance with the obligations contemplated by this Section 7 and the Continuing Obligations. For purposes of this Agreement, “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization.
iii.During the Restricted Period, you will not, directly or indirectly, (i) employ or engage, or solicit for employment or engagement, any Person who was employed by the Company or any of its Affiliates at any time during the Transition Period or the Consulting Period, or (ii) solicit or encourage any independent contractor providing services to the Company or any of its Affiliates to terminate or diminish its relationship with them.
iv.In signing this Agreement, you give the Company assurance that you have carefully read and considered all the terms and conditions of this Agreement. You agree without reservation that the restraints contained herein are necessary for the reasonable and proper protection of the Company and its Affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. You further agree that, were you to breach any of the covenants contained in this Section 7(b) as reasonably determined by the Board in its discretion, the damage to the Company and its Affiliates would be irreparable. You therefore agree that the Company, in addition, and not as an alternative, to any other remedies available to it, shall be entitled to (i) preliminary and permanent injunctive relief against any breach or threatened breach by you of any such covenants, without having to post bond, together with an award of its

Exhibit 10.1
reasonable attorneys’ fees incurred in enforcing its rights hereunder and/or (ii) cause you to immediately forfeit your right to any and all payments and benefits provided under Section 4 hereof and to repay to the Company any amounts already paid to you or on your behalf. Prior to making a final determination that you have breached any of the covenants contained in this Section 7(b), the Board will provide you with written notice of the Board’s belief that you have breached any of the covenants set forth in this Section 7(b) and give you the opportunity to be heard before the Board with your legal counsel present. The Company will reimburse your reasonable legal fees incurred (A) in connection with such Board appearance, should the Board determine that no breach has occurred, or (B) in disputing the Board’s final determination that a breach has occurred should a court of competent jurisdiction determine, in a final judgment that is not subject to appeal, that no breach has occurred. So that the Company may enjoy the full benefit of the covenants contained herein, you further agree that the Restricted Period shall be tolled, and shall not run, during the period of any breach by you of any such covenants. You and the Company further agree that, in the event that any provision of this Agreement is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. It is also agreed that each of the Company’s Affiliates shall have the right to enforce all of your obligations to that Affiliate under this Agreement. You further agree that you will provide the Company advance written notice by email to the Chief Executive Officer if you intend to accept a new position during the Restricted Period involving hair care or scalp care, no later than five (5) business days prior to commencing such position, indicating your anticipated start date and the nature of the position. Finally, no claimed breach of this Agreement or other violation of law attributed to the Company or any of its Affiliates, or change in the nature or scope of your employment, engagement or other association with the Company or any of its Affiliates, shall operate to excuse you from the performance of your obligations hereunder. Capitalized words that are used but not defined herein shall have the meanings ascribed to such terms in the Termination Protection Agreement.
c.Subject to Section 10(b) of this Agreement, you agree that, prior to the date on which this Agreement is publicly filed, you will not disclose this Agreement or any of its terms or provisions, directly or by implication, except to members of your immediate family and to your legal and tax advisors, and then only on condition that they agree not to further disclose this Agreement or any of its terms or provisions to others.
d.Subject to Section 10(b) of this Agreement, you agree that you will never disparage or criticize any of the Released Parties (as defined below) or the Company or any of its Affiliates, or any of their respective businesses, management, products or services. The Company agrees (i) to instruct its officers and directors as of the Separation Date not to disparage or criticize you and (ii) not to disparage or criticize you in authorized corporate communications to third parties. Notwithstanding the foregoing, nothing herein shall prevent either you or any of the Company’s senior executives from testifying truthfully in any legal or administrative proceeding where such testimony is compelled or requested, from filing truthful legal pleadings in connection with any claim for breach of this Agreement by the other party, or from otherwise complying with applicable legal requirements.

8.Return of Company Documents and Other Property. In signing this Agreement, you agree that you will return to the Company, on or before the Termination Date, any and all documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to the business of the Company and its Affiliates (whether present or otherwise), and all keys, access cards, credit cards, computer hardware and software, telephones and telephone-related equipment and all other property of the Company or any of its Affiliates in your possession or control. Such materials and property should be sent to the Company’s General Counsel at 203 West 81st Street, Apartment 4F, New York, NY 10024. Further, you agree that you will not retain any copy or derivation of any documents, materials or information (whether in hardcopy, on electronic media or otherwise) of the Company or any of its Affiliates following the Termination Date. Recognizing that your employment with the Company will terminate as of the Termination Date, you agree that you will not, following the Termination Date, for any purpose, attempt to access or use any computer or computer network or system of the Company or any of its Affiliates, including without limitation the electronic mail system, whether from a Company-issued computer or a personal computer or device. Further, you agree to disclose to the Company, on or before the Termination Date, any and all

Exhibit 10.1
passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, all information which you have password-protected on any computer equipment, network or system of the Company or any of its Affiliates.

9.Cooperation. For the five (5)-year period following the Termination Date, you agree to reasonably cooperate with the Company and its Affiliates hereafter with respect to all matters arising during or related to your employment, including but not limited to all matters in connection with the Colombia Litigation, and any other governmental investigation, litigation or regulatory or other proceeding which may have arisen, or which may arise following the signing of this Agreement.

10.General Release and Waiver of Claims.

a.In exchange for the benefits provided to you under this Agreement, to which you would not otherwise be entitled, on your own behalf and that of your heirs, executors, administrators, beneficiaries, personal representatives and assigns, you agree that this Agreement shall be in complete and final settlement of any and all causes of action, rights and claims, whether known or unknown, accrued or unaccrued, contingent or otherwise, that you have had in the past, now have, or might now have, against the Company or any of its Affiliates of any nature whatsoever, including but not limited to those in any way related to, connected with or arising out of your employment, its termination, or your other associations with the Company or any of its Affiliates, or pursuant to Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the wage and hour, wage payment and fair employment practices laws and statutes of the state or states in which you have provided services to the Company or any of its Affiliates (each as amended from time to time), and/or any other federal, state or local law, regulation or other requirement (collectively, the “Claims”), and you hereby release and forever discharge the Company, its Affiliates and all of their respective past, present and future directors, shareholders, officers, members, managers, general and limited partners, employees, employee benefit plans, administrators, trustees, agents, representatives, predecessors, successors and assigns, and all others connected with any of them, both individually and in their official capacities (collectively, the “Released Parties”), from, and you hereby waive, any and all such Claims. Without limiting the foregoing, you hereby covenant and agree not to file any Claim against the Company or any of its Affiliates that challenges in any respect the enforceability of any of the covenants set forth in Section 7 of this Agreement or any of the Continuing Obligations.

b.Nothing contained in this Agreement shall be construed to prohibit you from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency, provided, however, that you hereby agree to waive your right to recover monetary damages or other individual relief in any such charge, investigation or proceeding or any related complaint or lawsuit filed by you or by anyone else on your behalf. Nothing in this Agreement limits, restricts or in any other way affects your communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to such governmental agency or entity.

c.In signing this agreement, you expressly waive and relinquish all rights and benefits provided by Section 1542 of the Civil Code of the State of California, and do so understanding and acknowledging the significance of such specific waiver of Section 1542, which section states as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

Exhibit 10.1
Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Released Parties, you expressly acknowledge that the general release and waiver of claims set forth in this Section 10 is intended to include in its effect, without limitation, all claims which you do not know or suspect to exist in your favor at the time you sign it, and that this Agreement contemplates the extinguishment of any and all such claims.

d.This Agreement, including the general release and waiver of claims set forth in Section 10(a), creates legally binding obligations. In signing this Agreement, you give the Company and its Affiliates assurance that you have signed it voluntarily and with a full understanding of its terms; that you have had sufficient opportunity, before signing this Agreement, to consider its terms and to consult with any other of those persons to whom reference is made in Section 7(c) above; and that you have not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement.

e.You agree to sign the Release on the Termination Date (and in no event before the Termination Date). You further agree that a signed Release is an express condition to your receipt and retention of the payments and benefits described in Section 4 above.

f.In consideration of and exchange for your obligations under this Agreement, on its own behalf and that of its Affiliates, the Company hereby releases and forever discharges you from any and all Claims (as defined above) arising prior to the date of this Agreement. Excluded from the scope of this release of claims are any Claims (i) arising from your fraud, theft, embezzlement, or other criminal conduct, (ii) arising from your willful misconduct or (iii) arising from your violation of foreign, federal, state or local laws or regulations.

11.Miscellaneous.

a.This Agreement constitutes the entire agreement between you and the Company and supersedes all prior and contemporaneous communications, agreements and understandings, whether written or oral, with respect to your employment, its termination and all related matters, excluding only the Continuing Obligations, the Amended and Restated Award Agreement and the Plan, which shall remain in full force and effect in accordance with their terms.

b.This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and the Board of Directors of Holdings or the Compensation Committee thereof. The captions and headings in this Agreement are for convenience only, and in no way define or describe the scope or content of any provision of this Agreement.

c.The obligation of the Company to make payments or provide benefits to you or on your behalf under this Agreement, and your right to retain the same, is expressly conditioned upon your continued full performance of your obligations under this Agreement and of the Continuing Obligations.

d.This is a Nevada contract and shall be governed and construed in accordance with the laws of the State of Nevada, without regard to any conflict of laws principles that would result in the application of the laws of another jurisdiction. The parties agree to submit to the exclusive jurisdiction of a court of competent jurisdiction in Clark County, Nevada in connection with any dispute arising out of this Agreement.

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Exhibit 10.1

If the terms of this Agreement are acceptable to you, please sign, date and return it to me by October 16, 2022. When you sign it, this Agreement shall take effect as a legally binding agreement between you and the Company on the basis set forth above. The enclosed copy of this letter, which you should also sign and date, is for your records.

Sincerely,
OLAPLEX, INC.

By: /s/ JuE Wong
Name: JuE Wong
Title: President & CEO
Accepted and agreed:

Signature: /S/ Tiffany Waldem
Tiffany Walden

Date: October 16, 2022

Exhibit 10.1
Exhibit A
General Release and Waiver of Claims

For and in consideration of certain payments and benefits to be provided to me under the letter agreement between me and Olaplex, Inc. (the “Company”), dated as of October 16, 2022 (the “Agreement”), which are conditioned on my signing this General Release and Waiver of Claims (this “Release of Claims”) and on my compliance with the Agreement and the Continuing Obligations (as defined in the Agreement), and to which I am not otherwise entitled, and other good and valuable consideration, the receipt and sufficiency of which I hereby acknowledge, on my own behalf and that of my heirs, executors, administrators, beneficiaries, personal representatives and assigns, I agree that this Release of Claims shall be in complete and final settlement of any and all causes of action, rights and claims, whether known or unknown, accrued or unaccrued, contingent or otherwise, that I have had in the past, now have, or might now have, against the Company or any of its Affiliates of any nature whatsoever, including but not limited to those in any way related to, connected with or arising out of my employment, its termination, or my other associations with the Company or any of its Affiliates (as defined in the Agreement), or pursuant to Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the wage and hour, wage payment and fair employment practices laws and statutes of the state or states in which I have provided services to the Company or any of its Affiliates (each as amended from time to time), and/or any other federal, state or local law, regulation or other requirement (collectively, the “Claims”), and I hereby release and forever discharge the Company, its Affiliates and all of their respective past, present and future directors, shareholders, officers, members, managers, general and limited partners, employees, employee benefit plans, administrators, trustees, agents, representatives, predecessors, successors and assigns, and all others connected with any of them, both individually and in their official capacities (collectively, the “Released Parties”), from, and I hereby waive, any and all such Claims. Without limiting the foregoing, I hereby covenant and agree not to file any claim against any Released Party that challenges in any respect the enforceability of any of the covenants set forth in Section 7 of the Agreement or any of the Continuing Obligations.

In signing this Release of Claims, I expressly waive and relinquish all rights and benefits provided by Section 1542 of the Civil Code of the State of California, and do so understanding and acknowledging the significance of such specific waiver of Section 1542, which section states as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Released Parties, I expressly acknowledge that the general release and waiver of claims set forth in this Release of Claims is intended to include in its effect, without limitation, all claims which I do not know or suspect to exist in my favor at the time I sign it, and that this Release of Claims contemplates the extinguishment of any and all such claims.

I understand that nothing contained in this Release of Claims shall be construed to prohibit me from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency, provided, however, that I hereby agree to waive my right to recover monetary damages or other individual relief in any such charge, investigation or proceeding or any related complaint or lawsuit filed by me or by anyone else on my behalf. I further understand that nothing contained herein limits, restricts or in any other way affects my communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to such governmental agency or entity.

I represent and warrant that, in accordance with Section 8 of the Agreement, I have returned to the Company any and all documents and other property of the Company and its Affiliates (as defined in the Agreement) that I had in my possession, custody or control on the date my employment with the Company terminated and that I have retained no such property. Without limiting the foregoing, I also represent and warrant that I have retained no copy of any such documents, materials or information.

Exhibit 10.1

I acknowledge that this Release of Claims creates legally binding obligations. I further acknowledge that I may not sign this Release of Claims prior to the Termination Date (as defined in the Agreement). In signing this Release of Claims, I give the Company assurance that I have signed it voluntarily and with a full understanding of its terms; that I have had sufficient opportunity before signing this Release of Claims to consider its terms and to consult with any person to whom reference is made in Section 7(c) of the Agreement; and that I have not relied on any promises or representations, express or implied, that are not set forth expressly in this Release of Claims. I understand that this Release of Claims will become effective upon the date that I sign it.

This Release of Claims constitutes the entire agreement between me and the Company and supersedes all prior and contemporaneous communications, agreements and understandings, whether written or oral, with respect to my employment, its termination and all related matters, excluding only the Agreement and the Continuing Obligations, the Amended and Restated Award Agreement and the Plan, which shall remain in full force and effect in accordance with their terms. This Release of Claims may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by me and an expressly authorized representative of the Company.

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Exhibit 10.1

Accepted and agreed:

Signature: /s/ Tiffany Walden
Tiffany Walden

Date: October 16, 2022